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Exhibit 5.1

[DRINKER BIDDLE & REATH LLP LETTERHEAD]

October 1, 2003

Pennsylvania Real Estate Investment Trust
The Bellevue, 200 S. Broad St.
Philadelphia, Pennsylvania 19102

Ladies and Gentlemen:

        We have acted as special counsel to Pennsylvania Real Estate Investment Trust, a Pennsylvania business trust (the "Trust"), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended, with respect to the registration of 14,123,169 shares of beneficial interest in the Trust, par value $1.00 per share (the "Common Shares"), and 2,475,000 shares of 11.00% non-convertible, senior preferred shares, par value $0.01 per share (the "Preferred Shares" together with the Common Shares, the "Shares"), to be issued in connection with the proposed merger of Crown American Realty Trust, a Maryland real estate investment trust ("Crown"), with and into the Trust as described in the joint proxy statement/prospectus that is a part of the Registration Statement.

        For purposes of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Trust Agreement and Bylaws of the Trust, each as amended to date, the form of Designating Amendment to the Trust Agreement designating the rights, preferences, privileges, qualifications, limitations and restrictions of the Preferred Shares (the "Designating Amendment"), resolutions adopted by the Trust's Board of Trustees, and such other agreements, instruments, documents and records relating to the Trust and the issuance of the Shares as we have deemed appropriate. In all such examinations, we have assumed the genuineness of signatures, the authenticity of documents submitted to us as originals, the conformity to authentic original documents of documents submitted to us as copies and the accuracy and completeness of all records and other information made available to us by the Trust. As to various questions of fact material to our opinion, we have relied on representations of officers of the Trust. We express no opinion concerning the laws of any jurisdiction other than the federal law of the United States and the law of the Commonwealth of Pennsylvania.

        We also have assumed that the Shares to be issued in connection with the proposed merger will not be issued in violation of the ownership limitations contained in the Trust's Trust Agreement to maintain the Trust's status as a real estate investment trust. We further have assumed that the Designating Amendment will be duly and validly executed and filed in the Department of State of the Commonwealth of Pennsylvania in accordance with the Agreement and Plan of Merger, dated as of May 13, 2003, by and among the Trust, PREIT Associates, L.P., Crown and Crown American Properties, L.P. (the "Merger Agreement").

        Based upon the foregoing and consideration of such questions of law as we have deemed relevant, we are of the opinion that the Shares, when issued pursuant to the Merger Agreement, will be validly issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the joint proxy statement/prospectus contained therein. In giving this consent, we do not admit that we come within the categories of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission issued thereunder.

                      Very truly yours,

                      /s/ Drinker Biddle & Reath LLP

                      DRINKER BIDDLE & REATH LLP

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  Exhibit 5.1